Exhibit 4(xx)

I, Joseph Tung, certify that set forth below is a fair and accurate English translation of the required document included as an exhibit to this Registration Statement.


                                                     BY: /s/ JOSEPH TUNG
                                                         -----------------------
                                                         Title: CFO/Director
                                                         Dated: May 31, 2002

                         Plant Building Lease Agreement

                                                            Date: 5 October 2001
Parties:
     ASE (Chung-Li) Inc. ("Party A")
     ASE Test Inc. ("Party B")

Whereas, Party A desires to lease its Plant Building, at the 5th floor, No. 550-5, Sec.1, Chung-hwa Rd., Fu-hwa Li, Chung-Li City, Tao-Yuan County to Party B under the following agreement.

1.   The Premises and Rent

     (1) Premises: The Plant Building is located at 5th floor, No. 550-5, Sec.1, Chung-hwa Rd., Fu-hwa Li, Chung-Li City, Tao-Yuan County (building register No. 00225-005 and land register No.: 1833-0000, Fu-hsin Section, Chung-Li City), for the area of 4,574.82 square meters, inclusive of ancillary equipments (collectively; "Leased Floor").

     (2) Rent: NT$1,135,000 per month, excluding business taxes. Both parties agree that the rent will be paid according to the actual area used.

2.   Term of Lease: one year from 1 November 2001 to 31 October 2002.

3. Usage: It is for Party B to establish its Chung-Li Plant Building and for the uses within its registered business scope. The Party B's Chung-Li Plant Building will be applied to be registered to the customs as a bonded factory.

4. The lease shall be for the Leased Floor and existing equipment as they are. Party B shall be responsible for the maintenance of the building and the equipment except for the building structure (including inner and outer walls, floor and the original water and electricity pipelines), which shall be Party A's responsibilities. Party B shall make good of any damage to the above and Party A shall bear no responsibilities thereof.

5. Both parties agree that the rent shall be paid starting from the effective date of this Agreement.

6. Party B shall be the owner of any equipment that Party B subsequently installs into the premises. After expiry of the lease term, Party B shall remove its belongings and return the Leased Floor, under the then current condition, to Party A. The ancillary pipelines to Party B's production facilities shall also be taken away and restored. Party B, during the term of this Agreement, may not engage in any construction altering the structure of the Leased Floor unless otherwise agreed by Party A.

7. During the term of this Agreement, the rent and fees for water and electricity utilities shall first be paid by Party A. Party B shall reimburse Party A for such payment pursuant to the consumption volume of electricity according to the meters separately installed for each of the parties. For the utilities that cannot be counted by separate meters, the amount of the reimbursement shall apply the same percentage that is used for metered utilities. As to the expenses of other utilities that should be jointly shared but the volume of each user cannot be decided, the amount of the reimbursement shall be calculated by the area used by such party or pursuant to another distribution formula mutually agreed by both parties. The land tax and building tax shall be borne by Party A.

8. After the signing of this Agreement, in the event that it is necessary to apply with the relevant authorities (such as the municipal government or the electricity company) to register the change of user, Party A shall promptly provide relevant materials as requested by Party B.

9. Party A shall issue invoices to Party B for the collection of rent on a monthly basis and Party B shall remit the rent of the preceding month to the corporate account designated by Party A within ten days after receipt of invoice.

10. Party A warrants that it has the legal ownership of the Leased Floor to be leased to Party B and Party B's leasing rights will not be affected by the encumbrances created by Party A or any other incidents regarding the Leased Floor. In case Party B's leasing rights are so affected, Party A shall be liable to indemnify Party B's loss resulting therefrom and pay additional amount equal to three times of monthly rent under this Agreement as compensation.

11. Party A is the legal owner of the leased Leased Floor and shall procure fire insurance policy for it. Party B shall be solely responsible to procure fire insurance policies for its movables and equipment.

12.  Party B shall pay penalties as follows for delay payment of rent:

     (1) 5% of a monthly rent if delay is more than one month but less than two months;

     (2) 10% of a monthly rent if delay is more than two months but less than three months; and

     (3) 15% of a monthly rent if delay is more than three months and in which case, Party A may terminate this Agreement.

13. Party B is entitled to a right of first refusal to lease or acquire the Leased Floor upon reasonable terms. Party B may not terminate this Agreement unless it gives Party A a three-month prior notice in writing and compensates Party A for an amount equal to three times of monthly rent under this Agreement. In the event Party A intends to early terminate this Agreement, the abovementioned terms and conditions shall apply.

14. In the event Party A intends to terminate this Agreement within ninth month after the lease commences, Party A shall indemnify Party B for all construction, partitioning and fitout expenses according to their book value, in addition to the three-month rent as stipulated above.

15. Both parties agree that in the event Party B's bonded factory status is cancelled, the bonded goods shall continue staying in the warehouse of the Plant Building for not less than six months for the customs' operations. All the expenses incurred thereof shall be borne by Party B.

16. This Agreement will be executed in two counterparts and come into effect on the date of signing. Each of Party A and Party B will hold one copy. The Tao-Yuan District Court will be the court of first instance in the event any dispute arises in connection with this Agreement.

Party A: ASE (Chung-Li) Inc. [Company chop]
         Supervisor: Feng Mei-Jean [Supervisor's chop]
         Address: No. 550, Chung-hwa Rd., Chung-Li City, Tao-Yuan County

Party B: ASE Test Inc. [Company chop]
         Chairman: Jason Chang [Chairman's chop]
         Address: No.10, West Fifth St., Nantze Export Processing Zone,
         Kaohsiung

                                       -4-